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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Reports First Quarter Results

NEW YORK, May 10, 2006 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced financial results for the three months ended March 31, 2006.

Net revenues for the three months ended March 31, 2006 were $19.8 million compared to $20.3 million in the same period last year. Net income for the first quarter of 2006 was $1.5 million, or $0.12 per diluted share, compared to net income of $2.0 million, or $0.14 per diluted share, in the same period last year. The diluted weighted average common shares outstanding for the three months ended March 31, 2006 were 13,368,231 shares compared with 13,833,711 shares for the same period last year.

Alfred R. Kahn, 4Kids Entertainment’s Chairman and Chief Executive Officer, said, “Our revenue for the first quarter of 2006 was slightly below the comparable period in 2005. Our gains in licensing revenue from Cabbage Patch Kids domestically and Winx Club™ internationally partially offset, declines in licensing revenues from the Yu-Gi-Oh!® and Teenage Mutant Ninja Turtles® properties. Although total costs and expenses in the first quarter of 2006 increased from the same period last year, these increases were substantially offset by additional interest income from invested cash and a lower effective tax rate.”

“The first quarter of 2006 also included several exciting developments for the Company. We announced the upcoming launch of Viva Piñata, the new television series that we are developing with Microsoft, and that will air this fall on 4Kids TV,” said Kahn. “We formed a new subsidiary, 4Sight Licensing Solutions, Inc., which will specialize in the marketing and licensing of brands geared primarily to adults, teens and ‘tweens’. 4Sight recently entered into an exclusive agreement with Microsoft to represent Xbox, including Xbox 360, in all countries where the Xbox is sold. We also concluded the negotiation of an extension of our agreement with Fox Broadcasting Corp. for the 2006 — 2007 and 2007 — 2008 broadcast seasons. Finally, we have started to implement a cost-cutting program across the Company and its subsidiaries which we expect will result in significant reductions in expenses in the second half of 2006 and in 2007.”

“We are also continuing to execute our strategic shift towards greater ownership of new properties as exemplified by Chaotic, the new television series and interactive card game that we expect to debut in the fall. We will be showcasing Chaotic at this year’s Licensing Show in New York City in June. With $126.2 million in total cash and investments and no long-term debt, we remain well positioned to capitalize on this year’s many new opportunities,” Kahn concluded.

About 4Kids TV

4Kids TV, 4Kids Entertainment’s four hours of children’s programming broadcast Saturday mornings on FOX, features popular animated series for both boys and girls including Magical DoReMi™, Winx Club™, Bratz®, Teenage Mutant Ninja Turtles®, Sonix X™ and G.I. Joe Sigma 6™. For more information, please visit www.4Kids.TV.

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web site at www.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
March 31, 2006 AND DECEMBER 31, 2005
(In thousands of dollars, except share data)

ASSETS	2006	2005
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$ 12,576	$ 35,142
Investments	113,649	78,383

Total cash and investments	126,225	113,525

Accounts receivable - net	25,373	34,508
Prepaid 4Kids TV broadcast fee, net of accumulated amortization
of $95,522 and $90,714 in 2006 and 2005, respectively	4,965	6,606
Prepaid income taxes	2,031	2,312
Prepaid expenses and other current assets	2,895	1,684
Deferred income taxes	435	466

Total current assets	161,924	159,101

PROPERTY AND EQUIPMENT - NET	2,632	2,853

OTHER ASSETS:
Accounts receivable - noncurrent, net	323	891
Film and television costs - net	13,390	12,208
Deferred income taxes - noncurrent	1,637	1,971
Other assets - net	7,604	6,914

TOTAL ASSETS	$187,510	$183,938

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to licensors	$ 16,270	$ 13,503
Media payable	1	1,450
Accounts payable and accrued expenses	10,341	9,275
Deferred revenue	4,890	5,297

Total current liabilities	31,502	29,525

DEFERRED RENT	962	1,016

Total liabilities	32,464	30,541

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,828,643 and 14,826,643 shares; outstanding 13,078,643 and
13,076,643 shares in 2006 and 2005, respectively	148	148
Additional paid-in capital	61,442	61,415
Accumulated other comprehensive income	502	428
Retained earnings	126,203	124,655

	188,295	186,646
Less- cost of 1,750,000 treasury shares in 2006 and 2005	33,249	33,249

	155,046	153,397

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$187,510	$183,938

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (In thousands of dollars, except share data)

	Three Months Ended March 31,
	2006	2005
NET REVENUES	$ 19,795	$ 20,266

COSTS AND EXPENSES:
Selling, general and administrative	8,981	8,856
Production service costs	2,876	2,136
Amortization of television and film costs	1,646	2,083
Amortization of 4Kids TV broadcast fee	4,808	4,587

Total costs and expenses	18,311	17,662

INCOME FROM OPERATIONS	1,484	2,604

INTEREST INCOME	887	647

INCOME BEFORE INCOME TAXES	2,371	3,251

INCOME TAXES	823	1,287

NET INCOME	$ 1,548	$ 1,964

PER SHARE AMOUNTS:
Basic earnings per common share	$ 0.12	$ 0.15

Diluted earnings per common share	$ 0.12	$ 0.14

Weighted average common shares
outstanding - basic	13,076,896	13,382,351

Weighted average common shares
outstanding - diluted	13,368,231	13,833,711